Agreement relating to restrictions on transfer, convertibility and redemption of the 336,432 L.P. Units issued in March 1995 as partial consideration for the purchase of the Newport Ridge land site.

               Agreement dated May 2, 1996 between Irvine Apartment Communities, Inc., a Maryland corporation (the "Company"), Irvine Apartment Communities, L.P., a Delaware limited partnership (the "Partnership"), The Irvine Company, a Michigan corporation, and Irvine Affordable Housing, Inc., a California corporation (IAH").

                                   RECITALS
                                   --------

               WHEREAS, pursuant to the Exclusive Land Rights and Non-Competition Agreement dated as of November 21, 1993, as amended by Amendments No. 1 and No. 2 thereto, on March 7, 1995 The Irvine Company and IAH sold certain land to the Partnership for 336,432 units of limited partnership interest (the "L.P. Units") in the Partnership and the assumption by the Partnership of the related assessment district debt, which L.P. Units are convertible into 336,432 shares (the "Underlying Shares") of Common Stock, par value $.01 per share ("Common Stock"), of the Company in accordance with
Section 8.6 of the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 1, 1993, as amended (the "Partnership Agreement");

               WHEREAS, such L.P. Units are represented by L.P. Unit Certificate No. 10 registered in the name of IAH ("Certificate No. 10");

               WHEREAS, in connection with the Company's Supplemental Listing Application to the New York Stock Exchange (the "NYSE") relating to the listing on the NYSE, upon official notice of issuance, of the Underlying Shares, The Irvine Company and IAH have agreed for purposes of NYSE Rule
312.03 to certain limitations on their ability to convert and transfer such 336,432 L.P. Units into Common Stock as set forth in this Agreement; and

               WHEREAS, the NYSE will immediately list 118,000 of the Underlying Shares and will permit the listing of the remaining 218,432 Underlying Shares only upon a transfer of the L.P. Units to a person which is not a "substantial securityholder" as set forth in Section 2 hereof.

               NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

               1. The Irvine Company and IAH agree that they will not convert, or cause the conversion of, more than 118,000 of such 336,432 L.P. Units into Common Stock of the Company. The Irvine Company and IAH further agree that the remaining 218,432 L.P. Units may only be redeemed by the Partnership for cash, including as a result of an exercise by The Irvine Company and IAH of their cash tender rights pursuant to Section 8.6 of the Partnership Agreement.

               2. Notwithstanding Section 1, in the event that IAH transfers in accordance with the Partnership Agreement such 336,432 L.P. Units or any portion thereof to a person which is not a "substantial security holder" within the meaning of NYSE Rule 312.03, such transferee will be permitted to convert all of such transferred L.P. Units into Common Stock of the Company in accordance with Section 8.6 of the Partnership Agreement without regard to the limitations set forth in Section 1 hereof. If the proposed transferee of all or any portion of such 336,432 L.P. Units is a "substantial security holder" within the meaning of such Rule, such transfer will be subject to the additional condition that the proposed transferee agree to be bound by the terms of this Agreement with respect to the L.P. Units so transferred.

               3.  The following legend shall be placed on Certificate No. 10:

               "THE TRANSFER OF THE L.P. UNITS REPRESENTED BY THIS CERTIFICATE AND THE CONVERSION THEREOF INTO COMMON STOCK OF IRVINE APARTMENT COMMUNITIES, INC. (THE "COMPANY") ARE SUBJECT TO THE LIMITATIONS SET FORTH IN AN AGREEMENT DATED MAY 2, 1996, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICE."

               4. The provisions of this Agreement shall only apply to the 336,432 L.P. Units represented by Certificate No. 10 and any L.P. Unit certificates issued on transfer or exchange thereof and shall not apply to any other L.P. Units issued by the Partnership.

               5. This Agreement shall constitute the consent of The Irvine Company and IAH required by Sections 7.3.A(5) and 7.3.D(iv) of the Partnership Agreement and the parties hereto authorize the Company to provide a copy of this Agreement to the NYSE.

               6. Except as set forth herein, the provisions of the Partnership Agreement shall apply to such 336,432 L.P. Units.


               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                 IRVINE APARTMENT COMMUNITIES, INC.


                                 By:   /s/ Richard E. Moran Jr.
                                       ------------------------------
                                       Richard E. Moran Jr.
                                       Executive Vice President and
                                       Chief Financial Officer


                                 IRVINE APARTMENT COMMUNITIES, L.P.


                                 By: Irvine Apartment Communities, Inc., its General Partner


                                 By:   /s/ Richard E. Moran Jr.
                                       ------------------------------
                                       Richard E. Moran Jr.
                                       Executive Vice President and Chief
                                       Financial Officer


                                 THE IRVINE COMPANY


                                 By:   /s/ Michael D. McKee
                                       ------------------------------
                                       Title: Executive Vice President



                                 IRVINE AFFORDABLE HOUSING, INC.


                                 By:   /s/ William H. McFarland
                                       ------------------------------
                                       Title: President